Exhibit 99.1

122440 Inwood Road, Suite 300 Dallas, Texas 75244 Tel: 972-387-1487 Fax: 972-490-9119

PRESS RELEASE

FOR IMMEDIATE RELEASE

February 24, 2005	NYSE: USV and
USV-pa

U.S. Restaurant Properties, Inc. to Sell Hawaii Operations to Aloha Petroleum, Ltd.

Dallas, TX— U.S. Restaurant Properties, Inc. (NYSE: USV) announced today that it has reached a definitive agreement to sell certain Company assets and operations located in the state of Hawaii to Aloha Petroleum, Ltd. (“Aloha”). The Company would continue to own eleven properties in Hawaii, which will be leased to Aloha. The transaction is expected to close in the 2nd quarter of 2005 and is subject to due diligence and other closing conditions. Robert Stetson, CEO, commented, “This transaction recaptures the value in our Hawaii assets. Additionally, it allows us to return to our preferred role as landlord supporting our operating tenants.”

U.S. Restaurant Properties, Inc. is a fully-integrated, self-administered and self-managed real estate investment trust (“REIT”). The Company focuses primarily on acquiring, owning and leasing restaurant properties. As previously announced, U.S. Restaurant Properties, Inc. is in the process of merging with CNL Restaurant Properties, Inc. and 18 CNL Income Funds.

Certain statements in this release constitute “forward-looking statements” and involve risks, uncertainties and other factors which may cause the actual performance of U.S. Restaurant Properties, Inc. to be materially different from the performance expressed or implied by such statements. These risks include access to financing, availability of acquisition targets, income fluctuations in U.S. households, continuing qualification as a REIT, cost of capital, change in trends in the restaurant industry, volatility of fuel prices and tenant bankruptcies, as well as the additional risks and uncertainties detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission.

For further information, contact Investor Relations at 972-387-1487, ext. 147, or visit the Company’s website, www.usrp.com.

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